As filed with the Securities and Exchange Commission on June 27, 2000

                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           THE SPORTS AUTHORITY, INC.
               (Exact name of issuer as specified in its charter)

                Delaware                                36-3511120
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation of organization)




          3383 N. State Road 7                            33319
         Ft. Lauderdale, Florida                        (Zip Code)
(Address of principal executive offices)


                  THE SPORTS AUTHORITY, INC. 2000 STOCK OPTION
                              AND STOCK AWARD PLAN
                            (Full title of the plan)

                                  FRANK W. BUBB
              Senior Vice President, General Counsel and Secretary
                           The Sports Authority, Inc.
                             3383 North State Road 7
                          Ft. Lauderdale, Florida 33319
                     (Name and address of agent for service)

                                 (954) 735-1701
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                             ROBERT J. LICHTENSTEIN
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                           Philadelphia, PA 19103-2921
                                 (215) 963-5000

                                                   CALCULATION OF REGISTRATION FEE
=============================== ======================= ======================== ========================= =========================
                                                           Proposed Maximum          Proposed Maximum       Amount of registration
      Title of securities         Number of Shares        Offering price per        Aggregate Offering               fee
       to be registered          To be registered (2)          share (5)              Price (1) (4)                (1) (3)
------------------------------- ----------------------- ------------------------ ------------------------- -------------------------
Common Stock, $.01 par value         4,526,608                 $16.76                 $77,071,416                $23,900.12

------------------------------- ----------------------- ------------------------ ------------------------- -------------------------

(1) Estimated pursuant to paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee.

(2) On November 18, 1994, The Sports Authority, Inc. (the "Company") filed a Registration Statement on Form S-8 (the "1994 Registration Statement") registering a total aggregate of 2,626,934 shares of the Company's common stock, par value $0.01 (the "Common Stock") under the Company's Management Stock Purchase Plan, Stock Option Plan, Employee Stock Purchase Plan, and Director Stock Plan, of which 1,517,739 shares were registered under the Company's Stock Option Plan (the "1994 Stock Option Plan"). On July 16, 1996, the Company effected a three for two Common Stock split. Pursuant to Rule 416, following the stock split, the 1994 Registration Statement registered 2,276,608 shares under the 1994 Plan. On July 31, 1996, the Company filed a Registration Statement on Form S-8 (the "1996 Registration Statement") registering 2,250,000 shares of Common Stock under the Company's 1996 Stock Option and Restricted Stock Plan (the "1996 Plan"). Consequently, after the Stock split, the 1994 Registration Statement and the 1996 Registration Statement registered an aggregate total of 4,526,608 shares. Prior to the date hereof, 250,808 stock options issued under the 1996 Plan were exercised. Effective June 1, 2000, the Company and its shareholders approved and adopted the Company's 2000 Stock Option and Stock Award Plan (the "2000 Plan"). By its terms, the 2000 Plan amends, restates and replaces both the 1994 Plan and the 1996 Plan. The Company intends to deregister the aggregate total of 4,526,608 shares of Common Stock from the 1994 Plan and the 1996 Plan, which consists of 2,276,608 shares of Common Stock from the 1994 Plan and 2,250,000 shares of Common Stock from the 1996 Plan, and register 4,526,608 shares of Common Stock under the 2000 Plan. In accordance with Telephone Interpretations G89 and G90 (Securities Forms) of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations, dated July 1997 and General Instruction E to Form S-8 (collectively, the "Commission Advice"), the Company is filing simultaneously with this Registration Statement on Form S-8 for the 2000 Plan (the "2000 Registration Statement") Post-Effective Amendment No. 1 to the 1994 Registration Statement and Post-Effective Amendment No. 1 to the 1996 Registration Statement. By its terms, Post-Effective Amendment No. 1 to the 1994 Registration Statement deregisters 2,276,608 shares of Common Stock currently registered under the 1994 Plan. By its terms, Post-Effective Amendment No. 1 to the 1996 Registration Statement deregisters 2,250,000 shares of Common Stock currently registered under the 1996 Plan. In accordance with the Commission's Advice, and by its terms, this 2000 Registration Statement registers under the 2000 Plan 2,276,608 shares of Common Stock previously registered to the 1994 Plan, under the 1994 Registration Statement, and 2,250,000 shares of Common Stock previously registered to the 1996 Plan, under the 1996 Registration Statement, for an aggregate total of 4,526,608 shares of Common Stock. Simultaneously, and in accordance with the Commission Advice, the Company intends that the filing fee previously paid to register the aggregate total of 4,526,608 shares of Common Stock under the 1994 Registration Statement and the 1996 Registration Statement be applied to the registration of the 4,526,608 shares of Common Stock under this 2000 Registration Statement.

(3) The registration fee of $23,900.12 is the sum of $7,267.58, paid on or about November 18, 1994 to register 1,517,739 shares of Common Stock to the 1994 Plan under the 1994 Registration Statement, and $16,632.54 paid on or about July 31, 1996 to register

         2,250,000 shares of Common Stock to the 1996 Plan under the 1996 Registration Statement.

(4) The proposed maximum aggregate offering price of $77,071,416 is the sum of the proposed maximum aggregate offering price of $28,837,041 for the registration of 1,517,739 shares of Common Stock to the 1994 Plan under the 1994 Registration Statement and the proposed maximum aggregate offering price of $48,234,375 for the registration of 2,250,000 shares of Common Stock to the 1996 Plan under the 1996 Registration Statement.

(5) The Proposed Maximum Offering Price per share is an arithmetical average of the offering price of the 4,526,608 shares of Common Stock registered under the 2000 Plan in this 2000 Registration Statement, based on the prices determined in accordance with Rule 457 and set forth in the 1994 Registration Statement and the 1996 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

                The following documents filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

         (a) Annual Report on Form 10-K, for the fiscal year ended January 29, 2000;

         (b) Quarterly Report on Form 10-Q, for the quarter ended April 29, 2000; and

         (c) The description of the shares of Common Stock contained in the Registration Statement on Form S-1 filed by the Company with the Commission, under "Description of Capital Stock", which is also incorporated by reference in the Company's Registration Statement on Form 8-A, dated October 24, 1994, and the Company's Registration Statement on Form 8-A, dated September 22, 1998, each of which was filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the Rules promulgated thereunder (the "Exchange Act").

                All reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement, from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into the Registration Statement.

                Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Independent Certified Public Accountants

                The consolidated financial statements of the Company as of January 29, 2000, and for the year then ended, appearing in the Company's Annual Report on Form 10-K for the year ended January 29, 2000, have been audited by Ernst & Young LLP, independent certified public accountants, and at January 24, 1999, and for each of the two years in the period ended January 24, 1999, by PricewaterhouseCoopers LLP, independent certified public accountants, as set forth in their respective reports thereon and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP and PricewaterhouseCoopers LLP, pertaining to such financial statements (to the extent covered by consents filed by Ernst & Young LLP and PricewaterhouseCoopers LLP with the Commission) given upon the authority of such firms as experts in accounting and auditing. The financial information for the three-month periods ended April 29, 2000 and April 25, 1999, incorporated by reference in this Registration Statement is unaudited.

Item 4.         Description of Securities.

                The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5.         Interest of Named Experts and Counsel.

                Not Applicable.

Item 6.         Indemnification of Directors and Officers.

                Article Seventh of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL") any director or officer who is or was a party to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Company including service with respect to employee benefit plans; provided that the Company shall indemnify any person seeking indemnity in connection with an action (or part thereof) initiated by such person only if the action (or part thereof) initiated by such person was authorized by the Board of Directors. In addition, the Company may, by action of the Board of Directors, provide indemnification to employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

                  Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

                The Company will maintain insurance policies under which directors and officers of the Company will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been a director or officer.

                The Company's Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.         Exemption from Registration Claimed.

                Not applicable.

Item 8.         Exhibits.

                The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

                Exhibit No.   Description
                -----------   -----------

                    4.1 Restated Certificate of Incorporation of The Sports Authority, Inc. incorporated by reference to Exhibit 3.1 to the Form 10-K for 1994.

                    4.2 Amended and Restated Bylaws of The Sports Authority, Inc. incorporated by reference to
                              Exhibit 3.2 to the Form 10-Q for the third quarter of 1998.

                    5 Opinion of Morgan, Lewis & Bockius LLP, counsel to the Company.

                    23.1      Consent of Ernst & Young LLP.

                    23.2      Consent of PricewaterhouseCoopers LLP.

                    23.3 Consent of Morgan, Lewis & Bockius LLP (included as part of Exhibit 5).

                    24 Power of Attorney (included as part of the signature page).

                    99.1 The Sports Authority, Inc. 2000 Stock Option and Stock Award Plan.

                The Company hereby undertakes that it will submit The Sports Authority, Inc. 2000 Stock Option and Stock Award Plan, and any amendment thereto, to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify such Plan.

Item 9.      Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          i. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          ii. To include any prospectus required by Section 10(a)(3) of the Securities Act;

          iii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          iv. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          v. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 27th day of June, 2000.

                                       THE SPORTS AUTHORITY, INC.
                                       (Registrant)

                                        By:  /s/ MARTIN E. HANAKA
                                             -------------------------------
                                             Martin E. Hanaka
                                             Chairman of the Board and
                                             Chief Executive Officer

                KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank W. Bubb, his/her attorney-in-fact, with the power of substitution for him/her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that such attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

            Name                       Title                           Date
            ----                       -----                          ----

/s/ MARTIN E. HANAKA        Chairman of the Board, Chief           June 27, 2000
-------------------------   Executive Officer and Director         -------------
Martin E. Hanaka            (Principal Executive
                            Officer)

/s/ GEORGE R. MIHALKO       Executive Vice President and Chief     June 27, 2000
-------------------------   Financial Officer (Principal           -------------
George R. Mihalko           Financial Officer)

/s/ EVA L. CLAWSON          Vice President and Controller          June 27, 2000
-------------------------   (Principal Accounting Officer)         -------------
Eva L. Clawson

/s/ A. DAVID BROWN                    Director                     June 27, 2000
-------------------------                                          -------------
A. David Brown

/s/ MARY ELIZABETH BURTON             Director                     June 27, 2000
-------------------------                                          -------------
Mary Elizabeth Burton

/s/ CYNTHIA R. COHEN                  Director                     June 27, 2000
-------------------------                                          -------------
Cynthia R. Cohen

/s/ STEVE DOUGHERTY                   Director                     June 27, 2000
-------------------------                                          -------------
Steve Dougherty

/s/ JULIUS W. IRVING                  Director                     June 27, 2000
-------------------------                                          -------------
Julius W. Irving

/s/ CAROL A. FARMER                   Director                     June 27, 2000
-------------------------                                          -------------
Carol A. Farmer

/s/ CHARLES H. MOORE                  Director                     June 27, 2000
-------------------------                                          -------------
Charles H. Moore






/s/ FRANK W. BUBB               Attorney-In-Fact for the           June 27, 2000
-------------------------       Officers and Directors of          -------------
Frank W. Bubb                   The Sports Authority, Inc.

                                INDEX TO EXHIBITS


     Exhibit No.  Description
     -----------  -----------
         4.1 Restated Certificate of Incorporation of The Sports Authority, Inc. incorporated by reference to Exhibit 3.1 to the Form 10-K for 1994.

         4.2 Amended and Restated Bylaws of The Sports Authority, Inc. incorporated by reference to Exhibit 3.2 to the Form 10-Q for the third quarter of 1998.

         5        Opinion of Morgan, Lewis & Bockius LLP, counsel to the
                  Company.

         23.1     Consent of Ernst & Young LLP.

         23.2     Consent of PricewaterhouseCoopers LLP.

         23.3     Consent of Morgan, Lewis & Bockius LLP (included as part of
                  Exhibit 5).

         24       Power of Attorney (included as part of the signature page).

         99.1     The Sports Authority, Inc. 2000 Stock Option and Stock Award
                  Plan.


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